Exhibit 99.1

REGIONS	NEWS RELEASE

Media Contact:	Investor Relations Contact:
Tim Deighton	List Underwood
(205) 264-5277	(205) 801-0265

Eric C. Fast Elected to Regions Board of Directors

BIRMINGHAM, Ala., May 25, 2010 – Eric C. Fast, President and Chief Executive Officer of Crane Co., has been elected to the Board of Directors of Regions Financial Corporation (NYSE: RF).

“Eric Fast started his career as a banker and has extensive experience in investment banking and finance, but he also has a broad view of business and a commitment to innovation and the customer,” said Earnest Deavenport, Regions’ chairman. “His understanding of strategy, his drive to focus on the customer and his history of instilling operational excellence are well-aligned with our strategic priorities and will further strengthen the leadership of our Board.”

Mr. Fast joined Crane Co., a diversified manufacturer of highly engineered industrial products, in 1999 as President and Chief Operating Officer and was named President and CEO in 2001. Prior to joining Crane, he worked for Salomon Brothers and later Salomon Smith Barney, where he ultimately was co-head of Global Investment Banking and a member of the firm’s Management Committee. He previously served as Treasurer of MacMillan Inc. and began his career as a commercial lending officer at Bank of New York. He holds a bachelor’s degree in political science from the University of North Carolina, Chapel Hill, and an MBA from New York University Graduate School of Business.

In addition to Crane, Mr. Fast serves on the boards of Automatic Data Processing, Inc. and National Integrity Life Insurance Co.

About Regions

Regions Financial Corporation, with $137 billion in assets, is a member of the S&P 100 Index and one of the nation’s largest full-service providers of consumer and commercial banking, trust, securities brokerage, mortgage and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,800 banking offices and 2,200 ATMs. Its investment and securities brokerage trust and asset management division, Morgan Keegan & Company Inc., provides services from over 300 offices. Additional information about Regions and its full line of products and services can be found at www.regions.com.

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Regions Financial Corporation Post Office Box 11007 Birmingham, Alabama 35288